Exhibit 99.1

July 17, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Daryl Bible	Bob Denham
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3031	(336) 733-1475

BB&T reports 2nd quarter 2009 net income of $208 million; EPS totals $.20 including regulatory costs

BB&T announces agreement to repurchase TARP warrant

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) reported today net income for the second quarter of 2009 totaling $208 million and net income available to common shareholders totaling $121 million, or $.20 per diluted common share, compared with $428 million, or $.78 per diluted common share, earned during the second quarter of 2008. Results for the second quarter of 2009 produced annualized returns on average assets and average common shareholders’ equity of .56% and 3.43%, respectively.

     Results for the quarter were reduced by a special assessment from the FDIC totaling $.07 per diluted share and accelerated amortization on the preferred stock repaid to the United States Department of the Treasury (the “Treasury”) in connection with the Troubled Asset Relief Program (TARP) totaling $.08 per diluted share. These costs were partially offset by gains on sales of securities and extinguishment of debt, which increased earnings per diluted share by $.06.

     BB&T also recorded a $701 million provision for credit losses in the second quarter. The provision for credit losses exceeded net charge-offs by $250 million and resulted in an increase in the allowance for loan and lease losses as a percentage of loans and leases held for investment to 2.19% at June 30, compared to 1.94% at March 31 and 1.62% at Dec. 31, 2008.

     “I am pleased with our overall second quarter results considering the difficult economic conditions and the aggressive measures we have taken relating to the challenging credit environment,” said President and Chief Executive Officer Kelly S. King. “We absorbed a $701 million loan loss provision during the quarter and a number of special items that negatively affected earnings. However, our underlying revenue growth was strong at 13% for the quarter compared to the second quarter last year. Also, we enjoyed another outstanding quarter in mortgage banking production, with a record $8.5 billion in originations, and a record quarter from our insurance revenues, up 19%. Average client deposits have continued an impressive growth trend, up 12% this quarter.”

     Cash basis performance measures exclude the unamortized balances of intangibles from assets and shareholders’ equity, and exclude the amortization of intangibles and the net amortization of purchase accounting mark-to-market adjustments from earnings. Cash basis diluted earnings per common share were $.21 for the second quarter compared to $.81 earned in the second quarter last year. Cash basis results for the second quarter of 2009 produced annualized returns on average tangible assets and average tangible common shareholders’ equity of .61% and 6.41%, respectively.

BB&T Exceeds Stress Test Capital Levels; Exits TARP

     BB&T was one of nine large financial institutions sufficiently capitalized under a “more adverse” macroeconomic scenario, as determined by banking regulators. The government’s “stress test” projected a prolonged and deepening recession using assumptions that were more severe than BB&T’s internal estimates with respect to earnings and expected loan losses. The stress test results determined that BB&T had more than enough capital even in a more adverse downturn in the economy. BB&T was one of two super-regional commercial banks in the country and the only large commercial bank in the mid-Atlantic and Southeast to achieve a favorable outcome from the stress test.

     On June 17, BB&T exited TARP by repurchasing the preferred stock sold to the Treasury under the Capital Purchase Program. BB&T paid approximately $3.134 billion to the Treasury to repurchase the preferred stock plus $14 million for the final dividend payment. In connection with the repurchase of the preferred stock, BB&T recognized $47 million in the second quarter of 2009 to account for the difference between the amortized cost of the preferred stock and the repurchase price.

     BB&T also today announced an agreement with the Treasury for the repurchase of the warrant issued in connection with the government’s TARP investment. The warrant will be repurchased for $67 million in cash. The exchange price for the warrant will be recorded as a charge to shareholders’ equity in the third quarter.

     “Our capital levels have remained strong throughout this economic downturn, allowing us to pay back TARP in a very short amount of time,” said King. “Our successful results in the government’s stress test and our ability to repay the government’s TARP investment are significant achievements for BB&T. Removing this distraction frees our company to focus on serving our clients and strengthening our franchise for the opportunities that will be available as the economy improves. We are also very pleased to have reached a settlement with the Treasury on the warrant. BB&T was an excellent investment for the American taxpayer, as their annualized return on the preferred stock and warrant was 8.4% after-tax.”

BB&T Completes $1.7 Billion Common Stock Offering; Improves Common Capital Levels

     On May 13, BB&T successfully issued 86.25 million shares of common stock at $20 per share for net proceeds of $1.7 billion. The offering strengthened BB&T’s already healthy regulatory and tangible common equity ratios. The tangible common equity ratio improved to 6.5% at June 30, compared to 5.6% at March 31. The Tier 1 common ratio improved to 8.4% at June 30 compared to 7.0% at March 31. In addition, the Tier 1 risk-based capital and total risk-based capital ratios were 10.6% and 15.2%, respectively, compared to 12.1% and 17.1%, respectively, at March 31. The decline in the regulatory capital levels reflects the repayment of TARP preferred stock in the second quarter. BB&T’s risk-based and tangible capital ratios remain well above regulatory standards for well-capitalized banks.

Nonperforming Assets and Credit Losses Increase

     Nonperforming assets, as a percentage of total assets, increased to 2.19% at June 30, compared to 1.92% at March 31. Annualized net charge-offs were 1.81% of average loans and leases for the second quarter of 2009, up from 1.58% in the first quarter and .72% during the second quarter last year. The increase in net charge-offs largely resulted from further deterioration in housing-related portfolios, including mortgage, home equity and consumer real estate. In particular, BB&T’s consumer real estate portfolio, which is composed of loans made to individuals to purchase developed lots, experienced significant deterioration in the quarter. BB&T is aggressively moving its problem loans to nonaccrual status and recognizing losses. Early indicators of credit problems improved for the second consecutive quarter as loans past due 30-89 days improved in nearly all portfolios and loans past due more than 90 days improved in all portfolios.

     The provision for credit losses totaled $701 million in the second quarter of 2009, an increase of $371 million compared to the same quarter last year, and exceeded net charge-offs by $250 million. The higher provision increased the allowance for loan and lease losses as a percentage of loans held for investment to 2.19% at June 30, compared to 1.94% at March 31, and 1.33% at June 30, 2008. The increases in net charge-offs, nonperforming assets and the provision for credit losses were driven by continued deterioration in housing-related credits and deterioration in consumer real estate. The largest concentration of housing-related credit issues continues to be in Georgia, Florida and metro Washington, D.C.

Balance Sheet Growth Remains Healthy; Client Deposit Growth Very Strong

     Average loans and leases held for investment totaled $96.2 billion for the second quarter of 2009, reflecting an increase of $3.0 billion, or 3.2%, compared to the second quarter of 2008. This increase was led by growth in average commercial loans and leases, which increased $3.2 billion, or 6.9%; average sales finance loans, which increased $114 million, or 1.8%; average revolving credit loans, which increased $174 million, or 10.7%; and growth in average loans originated by BB&T’s specialized lending subsidiaries, which increased $1.6 billion, or 29.6% including acquisitions, compared to the second quarter last year. Average mortgage loans declined $1.4 billion, or 7.9%, as the vast majority of new mortgage loan production is conforming loans that are sold in the secondary market.

     The growth rate in average client deposits was very strong at 11.5% compared to the second quarter of 2008. Average deposits totaled $94.4 billion for the second quarter of 2009, an increase of $7.7 billion, or 8.9%, compared to the second quarter last year. The increase in client deposits included growth in average noninterest-bearing deposits, which increased $2.4 billion, or 18.0% compared to the second quarter of 2008 and 46.8%, on an annualized basis, compared to the first quarter of 2009.

Total Revenues Increase 12.7% Led by Mortgage Banking

     BB&T’s fully taxable equivalent net interest income totaled $1.17 billion for the second quarter, an increase of 7.1% compared to the same quarter of 2008. The net interest margin was 3.56% for the current quarter, down nine basis points from 3.65% in the second quarter of 2008 and down 1 basis point from the first quarter of 2009. The reduction in the margin reflects lower yields on the investment portfolio due to a management decision to shorten duration in the portfolio and lower yields resulting from increases in nonaccrual loans.

     Noninterest income increased $166 million, or 20.1%, during the second quarter of 2009 compared to 2008. These increases reflect another very strong performance from BB&T’s mortgage banking operations during the quarter, as well as record revenues from BB&T’s insurance operations.

     Mortgage-related revenues totaled $184 million for the second quarter of 2009, an increase of 222.8% compared to the second quarter of 2008. This increase includes the net change in the mortgage servicing rights valuation, which resulted in an increase of $29 million compared to the second quarter of 2008, as a result of the increase in the valuation of mortgage servicing rights exceeding the losses on the hedging instruments. Excluding the impact of this item, mortgage banking income increased $98 million, or 155.6%, compared to the same period last year. The growth in mortgage banking income is primarily attributable to continued strong production revenues from residential mortgage banking operations, including $8.5 billion in mortgage loan originations during the second quarter of 2009 and $16 billion for the six months ended June 30, equal to mortgage originations for all of 2008. The increase in mortgage originations reflects continued benefits from the consumers’ “flight to quality” to BB&T and the favorable interest rate environment.

     BB&T’s insurance operations produced record revenues of $281 million during the current quarter, up $44 million, or 18.6%, compared to the second quarter of 2008. The increase in insurance income was primarily the result of growth in property and casualty, credit and employee benefit insurance commissions, including growth from acquisitions.

Expenses Increase Due to FDIC Insurance Premiums, Acquisitions and Credit Costs

     BB&T’s noninterest expenses increased $222 million, or 23.1%, in the second quarter of 2009 compared to the same period in 2008. The increase included $103 million of additional FDIC insurance expense, of which $71 million was the special assessment, approximately $46 million of growth resulting from purchase acquisitions and $16 million for pension costs. The increase also included higher foreclosed property-related expenses, legal fees and settlements totaling $56 million associated with the current credit environment. Excluding these items, noninterest expenses were basically flat compared to the second quarter last year.

     At June 30, BB&T had $152.4 billion in assets and operated 1,505 banking offices in the Carolinas, Virginia, West Virginia, Kentucky, Georgia, Maryland, Tennessee, Florida, Alabama, Indiana and Washington, D.C. BB&T’s common stock is traded on the New York Stock Exchange under the trading symbol BBT. For additional information about BB&T’s financial performance, company news, products and services, please visit our Web site at www.BBT.com.

Earnings Webcast

     To hear a live webcast of BB&T’s second quarter 2009 earnings conference call at 11:00 a.m. (EDT) today, please visit our Web site at www.BBT.com. Replays of the conference call will be available through our Web site until Wednesday, July 22, or by dialing 1-888-203-1112 plus access code 6794434 until Friday, July 24.

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Risk-based capital ratios are preliminary.

     This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance. BB&T’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. BB&T’s non-GAAP disclosures include cash basis results, which adjust GAAP performance to exclude the amortization of intangibles and purchase accounting mark-to-market adjustments. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. BB&T’s management believes these measures reflect core trends of the business, excluding purchase accounting amortization that will cease in the future, while the acquired business will remain. Tangible common equity and Tier 1 common equity ratios are Non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies.

     This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.